UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2015 (March 11, 2015)

National Bankshares, Inc.

(Exact name of Registrant as specified in its charter)

Virginia	0-15204	54-1375874
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 Hubbard Street

Blacksburg, VA 24060

(Address of principal executive offices)

(540) 951-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 11, 2015, National Bankshares, Inc. entered into Amended and Restated Executive Employment Agreements (individually, an “Agreement,” or collectively, the “Agreements”) with James G. Rakes, the Company’s Chairman, President & CEO, and with F. Brad Denardo, the Company’s Executive Vice President. The Agreements are effective as of January 1, 2015. The terms of the Agreements end on December 31, 2016, unless earlier terminated, and both Agreements automatically renew for successive one year periods.

Under Mr. Rakes’s Agreement, he is entitled to an annual base salary of $756,300 and an annual cash performance bonus, if any, in an amount approved by the Compensation Committee. Mr. Rakes is also entitled to equity compensation in an amount approved by the Compensation Committee as well as employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation as set forth in his Agreement.

Under Mr. Denardo’s Agreement, he is entitled to an annual base salary of $360,000 and an annual cash performance bonus, if any, in an amount approved by the Company. Mr. Denardo is also entitled to equity compensation in an amount approved by the Compensation Committee as well as employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation as set forth in his Agreement.

Both Agreements provide Mr. Rakes and Mr. Denardo with severance benefits in the event of the termination of their employment under certain circumstances and contain certain confidentiality and non-competition provisions.

Each Agreement provides that the applicable executive’s employment may be terminated by the Company “With Cause” (as defined in the Agreements) or without Cause, or by the executive for “Good Reason” (as defined in the Agreements) or other than Good Reason. The executive’s employment will terminate upon a determination that the executive is incapacitated or automatically upon the executive’s death. If an executive’s employment is terminated by the Company for Cause or by the executive for Other than Good Reason, then under his Agreement, the executive will be entitled to receive any accrued but unpaid salary, bonus or other benefits or awards. The foregoing amounts are referred to collectively as the “Accrued Obligations.” If an executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, then, in addition to the Accrued Obligations, the executive will be entitled under his Agreement to receive the following: (i) employee and executive benefits for 24 months; and (ii) an annual base salary over a period of 24 months payable in equal monthly installments from the date of termination at highest annual base salary in effect at any time during the term of the Agreement.

If the executive terminates his employment for “good reason” or the Company terminates the executive without Cause after a change in control, the executive will be entitled to: (i) the Accrued Obligations; (ii) an amount equal to 2.99 times the executive’s average annual compensation based on the five most recent tax years and is payable in lump sum or in monthly installments over a 24 month period following the date of termination; and (iii) employee and executive benefits for 36 months following the date of termination. In addition, the Agreements provide each executive with an additional retirement benefit payable in lump sum and in an amount equal to the actuarial equivalent of the amount that they would have earned under the Company’s retirement plan had they accumulated four additional years of service.

The foregoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety to the full text of the Agreements, copies of which are filed herewith as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following exhibits are filed with this Current Report pursuant to Item 5.02:

10.1     Amended and Restated Executive Employment Agreement between National Bankshares, Inc. and James G. Rakes.

10.2     Amended and Restated Executive Employment Agreement between National Bankshares, Inc. and F. Brad Denardo.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL BANKSHARES, INC.

Date: March 11, 2015	By:	/s/ DAVID K. SKEENS
David K. Skeens Chief Financial Officer